UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation)	001-35587 (Commission File Number)	27-2249687 (I.R.S. Employer Identification No.)

1000 Winter Street Suite 3300 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (339) 970-0900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director

On March 31, 2016, TESARO, Inc. (the “Company”) appointed Kavita Patel, M.D., to serve as a director of the Company until the Company’s 2016 annual meeting of stockholders and until her successor is duly elected and qualified or her earlier resignation, retirement or removal.

Dr. Patel has served as a Senior Fellow at The Brookings Institution, as well as a practicing physician at Johns Hopkins Hospital, since January 2011.  Prior to joining The Brookings Institution, Dr. Patel served as Director of Policy for the Office on Intergovernmental Affairs and Public Engagement at The White House from 2009 to 2010.  Dr. Patel served as Deputy Staff Director for Health for Senator Edward M. Kennedy from 2007 to 2009. Currently, Dr. Patel serves as a member of the Board of Directors of SSM Healthcare, a nonprofit integrated delivery system, Community Catalyst, a national advocacy organization, and the National Initiative for Children’s Healthcare Quality.  She also serves as an advisory board member for the National Commission of Physician Payment Reform, the Robert Graham Center for Policy Studies in Family Medicine and Primary Care, and the Johns Hopkins Medicine Sibley Hospital Innovation Hub.  Dr. Patel earned her B.A. from the University of Texas at Austin, her M.D. from the University of Texas Health Science Center, and her M.S.H.S. from the University of California, Los Angeles.

Upon her appointment to the Board of Directors (the “Board”), Dr. Patel received an award of stock options to purchase 24,000 shares of the Company’s common stock under the TESARO, Inc. 2015 Non-Employee Director Stock Incentive Plan.  Dr. Patel will be compensated in accordance with the Company’s compensation policy for non-employee directors, which currently provides for an annual base retainer of $50,000 for service on the Board and an annual award of options to purchase shares of the Company’s common stock.  Additionally, the Company entered into a customary indemnification agreement with Dr. Patel in connection with her appointment to the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESARO, Inc.

	By:	/s/ Joseph L. Farmer
Joseph L. Farmer
Senior Vice President and General Counsel

Dated: April 4, 2016

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